Exhibit 99.1

TimkenSteel Announces Third-Quarter 2022 Results

•
Net sales of $316.8 million
•
Net loss of $13.3 million with adjusted EBITDA(1) of $10.8 million
•
Operating cash flow of $46.8 million with record ending cash and cash equivalents of $262.5 million

CANTON, Ohio: November 3, 2022 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today confirmed its previously reported third-quarter 2022 net sales of $316.8 million and reported a net loss of $13.3 million, or a loss of $0.29 per diluted share. On an adjusted basis(1), the third-quarter 2022 net loss was $4.1 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $10.8 million.

This compares with the company's sequential second-quarter 2022 net sales of $415.7 million and net income of $74.5 million, or $1.42 per diluted share. On an adjusted basis(1), second-quarter 2022 net income was $67.4 million, or $1.29 per diluted share, and adjusted EBITDA was a record $84.2 million.

In the same quarter last year, net sales were $343.7 million with net income of $50.1 million, or $0.94 per diluted share. On an adjusted basis(1), third-quarter 2021 net income was $55.2 million, or $1.04 per diluted share, and adjusted EBITDA was $72.0 million.

“As we guided in our mid-October announcement, our third-quarter financial performance was significantly impacted by the July incident at our melt shop. While we anticipate that fourth-quarter profitability will remain challenged as we continue to ramp up melt production, I am encouraged that demand remains solid across our end markets, we see a positive trend in base sales pricing and our balance sheet is strong. These factors give me confidence that we will enter 2023 with positive momentum and are well positioned for long-term success,” said Mike Williams, president and chief executive officer. “We remain focused on enhancing our safety culture with important initiatives and advanced training that will continue into 2023. Lastly, I thank our customers for their continued trust in TimkenSteel.”

THIRD-QUARTER 2022 FINANCIAL SUMMARY

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Net sales of $316.8 million decreased 24 percent compared with $415.7 million in the second quarter 2022. The decrease in net sales was primarily driven by lower shipments and a market-driven 13 percent reduction in surcharge revenue per ton, partially offset by 9 percent higher base sales(1) prices. Compared with the prior-year third quarter, net sales decreased 8 percent primarily driven by lower shipments, partially offset by 30 percent higher base sales(1) prices.
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Ship tons of 158,500 decreased 50,400 tons sequentially, or 24 percent, driven by lower shipments across all end markets. Compared with the prior-year third quarter, ship tons decreased 25 percent as a result of lower industrial and mobile shipments. Customer demand remained solid throughout the third quarter 2022; however, shipments were negatively impacted by the availability of inventory for shipment as a result of the July melt shop incident.
(1)
Please see discussion of non-GAAP financial measures in this news release.

•
Manufacturing costs increased sequentially by $32.8 million with melt utilization of 40 percent compared with 84 percent in the second quarter. As a result of the melt shop incident and ongoing production ramp up, the third quarter experienced a significant sequential decline in manufacturing cost absorption. Additionally, costs associated with the incident totaled approximately $8 million in the quarter as repairs were completed. Annual maintenance shutdown costs in the third quarter were also approximately $8 million, as the company pulled forward certain annual maintenance activities into the third quarter to minimize fourth quarter downtime. Compared with the prior-year third quarter, manufacturing costs increased $54.3 million in the quarter. The increase was primarily driven by lower cost absorption given the 40 percent melt utilization rate compared with 85 percent in the same quarter last year. Manufacturing costs were also higher due to overall inflation, as well as higher maintenance and repair costs.
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SG&A expense was $16.2 million, a $5.5 million sequential decrease and a $3.7 million decrease when compared to the prior-year third quarter, primarily driven by lower variable compensation expense.

CASH AND LIQUIDITY

As of September 30, 2022, the company’s cash and cash equivalents balance was a record $262.5 million. In the third quarter 2022, operating cash flow was $46.8 million, primarily driven by a reduction in working capital. Total liquidity(2) was $487.2 million as of September 30, 2022.

On September 30, 2022, the company refinanced its asset-based revolving credit facility (“Credit Facility”) and extended the maturity date to September 2027. Following the amendment, Credit Facility capacity remained at $400.0 million with improvement in a variety of financial terms and covenants. The Credit Facility remains undrawn at this time.

COMMON SHARE REPURCHASE ACTIVITY

In the third quarter, the company repurchased 1.3 million common shares in the open market at an aggregate cost of $19.7 million. In October, the company repurchased 0.7 million additional common shares in the open market at an aggregate cost of $12.1 million. As of October 31, 2022, the company has repurchased approximately 2.6 million total common shares at an aggregate cost of $44.5 million, leaving just $5.5 million remaining on its $50.0 million program established in December 2021.

On November 2, 2022, the Board of Directors authorized an additional $75.0 million share repurchase program. This authorization reflects the continued confidence of the Board and senior leadership in the company’s ability to generate sustainable through‐cycle profitability while maintaining a strong balance sheet and cash flow. In aggregate as of November 2, 2022, the company has $79.1 million remaining under its authorized share repurchase programs.

OUTLOOK

From a commercial perspective:

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Demand remains strong across the company’s end markets with a customer order backlog in excess of 300,000 ship tons and the majority of production capacity allocated to customers in 2023. However, fourth-quarter shipments continue to be negatively impacted by available inventory following the July melt shop incident. As a result, fourth-quarter shipments are expected to be slightly lower than the third quarter.
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Surcharge revenue per ton is expected to be sequentially lower in the fourth quarter as a result of a market decline in scrap prices.
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Annual customer pricing agreements are currently being negotiated for 2023. Following a favorable outcome for 2022 customer pricing agreements, negotiations are progressing positively with an expected increase in 2023 base prices.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

From an operational perspective:

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Melt utilization is expected to average approximately 50 to 60 percent during the fourth quarter, reflective of a continued monthly ramp-up of production through the end of this year following the July incident, as well as planned annual shutdown maintenance. In 2023, melt utilization rates are expected to be much improved compared with the second half of 2022.
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The remainder of this year’s planned annual shutdown maintenance will be completed in the fourth quarter at a cost of approximately $3 million.
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Capital expenditures are expected to be approximately $10 million to $15 million in the fourth quarter, resulting in a total of approximately $25 million to $30 million for the full-year 2022.

As a result of the above drivers, the company expects fourth-quarter adjusted EBITDA to continue to be challenged, excluding any potential business interruption insurance recovery related to the July melt shop incident. The company anticipates a significant insurance recovery related to the incident, although the timing and amount of potential recovery are uncertain at this time.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 4, 2022, at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,725 people and had sales of $1.3 billion in 2021. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the impact of the Russia-Ukraine conflict on the global economy, sourcing of raw materials, and commodity prices; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; the company's ability to achieve its environmental, social, and governance ("ESG") goals, including its 2030 ESG goals; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; the timing required to ramp up melt production to forecasted demand levels, as the company recovers from the July 2022 melt shop incident; the amount, if any, that the company is able to obtain from its business interruption insurance claim in connection with the related incident at the company's melt shop; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2022	2021	2022	2021
Net sales	$316.8	$343.7	$1,084.5	$944.6
Cost of products sold	311.2	277.0	937.5	780.0
Gross Profit	5.6	66.7	147.0	164.6
Selling, general & administrative expenses (SG&A)	16.2	19.9	56.4	60.4
Restructuring charges	—	0.4	0.8	2.0
Loss on sale of consolidated subsidiary	—	1.1	—	1.1
Loss (gain) on sale or disposal of assets, net	1.9	0.1	2.5	0.5
Impairment charges	—	—	—	8.2
Loss on extinguishment of debt	0.1	—	43.1	—
Other (income) expense, net	0.2	(6.6)	(58.8)	(28.3)
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	(12.8)	51.8	103.0	120.7
Interest (income) expense, net	(0.2)	1.2	1.6	4.7
Income (Loss) Before Income Taxes	(12.6)	50.6	101.4	116.0
Provision (benefit) for income taxes	0.7	0.5	3.1	2.1
Net Income (Loss)	$(13.3)	$50.1	$98.3	$113.9

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.29)	$1.08	$2.12	$2.49
Diluted earnings (loss) per share(2, 3)	$(0.29)	$0.94	$1.91	$2.12

Weighted average shares outstanding - basic	46.0	46.2	46.3	45.8
Weighted average shares outstanding - diluted(2, 3)	46.0	53.9	52.3	55.2

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2022, because the effect of their inclusion would have been anti-dilutive. For the nine months ended September 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2022, net income was adjusted to add back $1.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) For the three and nine months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares and 7.8 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.8 million shares and 1.6 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million and $3.3 million for the three and nine months ended September 30, 2021, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$262.5	$259.6
Accounts receivable, net of allowances	100.1	100.5
Inventories, net	205.6	210.9
Deferred charges and prepaid expenses	6.9	3.9
Assets held for sale	—	4.3
Other current assets	7.4	3.1
Total Current Assets	582.5	582.3

Property, plant and equipment, net	485.1	510.2
Operating lease right-of-use assets	14.0	14.5
Pension assets	32.8	43.1
Intangible assets, net	5.4	6.7
Other non-current assets	2.5	2.1
Total Assets	$1,122.3	$1,158.9

LIABILITIES
Accounts payable	$123.8	$141.9
Salaries, wages and benefits	22.6	37.9
Accrued pension and postretirement costs	2.6	4.3
Current operating lease liabilities	6.2	5.7
Current convertible notes, net	20.4	44.9
Other current liabilities	16.3	16.1
Total Current Liabilities	191.9	250.8

Credit agreement	—	—
Non-current operating lease liabilities	7.8	8.8
Accrued pension and postretirement costs	172.9	223.0
Deferred income taxes	1.7	2.2
Other non-current liabilities	12.9	9.5
Total Liabilities	387.2	494.3
SHAREHOLDERS' EQUITY
Additional paid-in capital	846.0	832.1
Retained deficit	(89.9)	(188.2)
Treasury shares	(33.6)	—
Accumulated other comprehensive income (loss)	12.6	20.7
Total Shareholders' Equity	735.1	664.6
Total Liabilities and Shareholders' Equity	$1,122.3	$1,158.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(13.3)	$50.1	$98.3	$113.9
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.4	15.1	43.7	48.1
Amortization of deferred financing fees	0.2	0.2	0.6	0.7
Loss on extinguishment of debt	0.1	—	43.1	—
Loss on sale of consolidated subsidiary	—	1.1	—	1.1
Loss (gain) on sale or disposal of assets, net	1.9	0.1	2.5	0.5
Impairment charges	—	—	—	8.2
Deferred income taxes	(0.3)	—	(0.5)	(0.1)
Stock-based compensation expense	2.2	1.9	6.5	5.5
Pension and postretirement expense (benefit), net	5.1	(1.8)	(44.7)	(11.7)
Changes in operating assets and liabilities:
Accounts receivable, net	59.9	(8.9)	0.5	(66.9)
Inventories, net	56.2	(9.4)	5.4	(45.1)
Accounts payable	(66.9)	4.3	(19.9)	44.3
Other accrued expenses	(2.0)	5.0	(12.5)	10.3
Pension and postretirement contributions and payments	(0.9)	(0.9)	(4.9)	(2.9)
Deferred charges and prepaid expenses	(3.6)	(3.0)	(3.1)	(1.1)
Other, net	(6.2)	—	(4.2)	1.4
Net Cash Provided (Used) by Operating Activities	46.8	53.8	110.8	106.2
Investing Activities
Capital expenditures	(5.7)	(3.5)	(15.7)	(7.3)
Proceeds from sale of consolidated subsidiary	—	6.2	—	6.2
Proceeds from disposals of property, plant and equipment	2.9	0.2	3.0	0.2
Net Cash Provided (Used) by Investing Activities	(2.8)	2.9	(12.7)	(0.9)
Financing Activities
Purchase of treasury shares	(19.7)	—	(32.4)	—
Proceeds from exercise of stock options	0.1	0.1	7.9	3.3
Shares surrendered for employee taxes on stock compensation	—	—	(1.7)	(0.5)
Repayments on convertible notes	—	—	(67.6)	(38.9)
Debt issuance costs	(0.7)	—	(0.7)	—
Net Cash Provided (Used) by Financing Activities	(20.3)	0.1	(94.5)	(36.1)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	23.7	56.8	3.6	69.2
Cash, cash equivalents, and restricted cash at beginning of period	239.5	115.2	259.6	102.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$263.2	$172.0	$263.2	$172.0

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$262.5	$172.0	$262.5	$172.0
Restricted cash reported in other current assets	0.7	—	0.7	—
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$263.2	$172.0	$263.2	$172.0

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021
Net Cash Provided (Used) by Operating Activities	$46.8	$53.8	$110.8	$106.2
Less: Capital expenditures	(5.7)	(3.5)	(15.7)	(7.3)
Free Cash Flow(1)	$41.1	$50.3	$95.1	$98.9

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2022, September 30, 2021, and June 30, 2022:

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended September 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$(13.3)	$16.2	$1.9	$0.1	$0.2	$(0.29)
Adjustments:(3)
Loss on sale or disposal of assets, net(6)	1.9	—	(1.9)	—	—	0.04
Loss on extinguishment of debt	0.1	—	—	(0.1)	—	0.01
Loss from remeasurement of benefit plans, net	4.8	—	—	—	(4.8)	0.10
Business transformation costs(2)	0.8	(0.8)	—	—	—	0.02
IT transformation costs(7)	1.6	(1.6)	—	—	—	0.03
As adjusted	$(4.1)	$13.8	$—	$—	$(4.6)	$(0.09)

Three months ended September 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$50.1	$19.9	$0.4	$1.1	$(6.6)	$0.94
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	0.01
Loss from remeasurement of benefit plans, net	2.7	—	—	—	(2.7)	0.05
Business transformation costs(2)	0.9	(0.9)	—	—	—	0.02
Loss on sale of consolidated subsidiary	1.1	—	—	(1.1)	—	0.02
As adjusted	$55.2	$19.0	$—	$—	$(9.3)	$1.04

Three months ended June 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(5)
As reported	$74.5	$21.7	$0.4	$0.5	$26.0	$(43.8)	$1.42
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	—	0.01
Loss on sale or disposal of assets, net(6)	0.5	—	—	(0.5)	—	—	0.01
Loss on extinguishment of debt	26.0	—	—	—	(26.0)	—	0.49
Gain from remeasurement of benefit plans, net	(35.5)	—	—	—	—	35.5	(0.67)
Business transformation costs(2)	0.2	(0.2)	—	—	—	—	0.00
IT transformation costs(7)	1.3	(1.3)	—	—	—	—	0.03
As adjusted	$67.4	$20.2	$—	$—	$—	$(8.3)	$1.29

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2022, because the effect of their inclusion would have been anti-dilutive.

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with strategic initiatives and organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the three months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (1.8 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2021 was 53.9 million shares. For the convertible notes, the Company utilizes the if-converted method to calculated diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(5) For the three months ended June 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (4.0 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2022 was 52.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(6) For the three months ended September 30, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service. For the three months ended June 30, 2022, the loss on sale or disposal of assets, net, primarily consisted of write-offs of aged assets removed from service.

(7) For the three months ended September 30, 2022 and June 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2022 and September 30, 2021:

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Nine months ended September 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$98.3	$56.4	$0.8	$2.5	$43.1	$(58.8)	$1.91
Adjustments:(3)
Restructuring charges	0.8	—	(0.8)	—	—	—	0.02
Loss on sale or disposal of assets, net(5)	2.5	—	—	(2.5)	—	—	0.05
Loss on extinguishment of debt	43.1	—	—	—	(43.1)	—	0.82
Gain from remeasurement of benefit plans, net	(37.2)	—	—	—	—	37.2	(0.71)
Business transformation costs(2)	1.5	(1.5)	—	—	—	—	0.03
IT transformation costs(6)	2.9	(2.9)	—	—	—	—	0.05
As adjusted	$111.9	$52.0	$—	$—	$—	$(21.6)	$2.17

Nine months ended September 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Impairment charges	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$113.9	$780.0	$60.4	$2.0	$1.1	$8.2	$(28.3)	$2.12
Adjustments:(3)
Restructuring charges	2.0	—	—	(2.0)	—	—	—	0.04
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	—	0.03
Loss from remeasurement of benefit plans, net	2.2	—	—	—	—	—	(2.2)	0.04
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	—	0.04
Business transformation costs(2)	1.4	—	(1.4)	—	—	—	—	0.02
TMS impairment charges	0.3	—	—	—	—	(0.3)	—	0.01
Sales and use tax refund	(2.5)	—	—	—	—	—	2.5	(0.05)
Executive severance and transition costs	0.5	—	(0.5)	—	—	—	—	0.01
Harrison melt impairment charges	7.9	—	—	—	—	(7.9)	—	0.14
Loss on sale of consolidated subsidiary	1.1	—	—	—	(1.1)	—	—	0.02
As adjusted	$130.4	$776.4	$58.5	$—	$—	$—	$(28.0)	$2.42

(1) For the nine months ended September 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2022 was 52.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share.

As such, net income was adjusted to add back $1.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with strategic initiatives and organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the nine months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (7.8 million shares) and common share equivalents for shares issuable for equity-based awards (1.6 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2021 was 55.2 million shares. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $3.3 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(5) For the nine months ended September 30, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service.

(6) For the nine months ended September 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021	2022
Net income (loss)	$(13.3)	$50.1	$98.3	$113.9	$74.5

Provision (benefit) for income taxes	0.7	0.5	3.1	2.1	1.5
Interest (income) expense, net	(0.2)	1.2	1.6	4.7	0.6
Earnings Before Interest and Taxes (EBIT) (1)	$(12.8)	$51.8	$103.0	$120.7	$76.6
EBIT Margin (1)	(4.0%)	15.1%	9.5%	12.8%	18.4%

Depreciation and amortization	14.4	15.1	43.7	48.1	14.7
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$1.6	$66.9	$146.7	$168.8	$91.3
EBITDA Margin (2)	0.5%	19.5%	13.5%	17.9%	22.0%
Adjustments:
Restructuring charges	—	(0.4)	(0.8)	(2.0)	(0.4)
Accelerated depreciation and amortization (EBIT only)	—	—	—	(1.5)	—
(Loss) gain from remeasurement of benefit plans, net	(4.8)	(2.7)	37.2	(2.2)	35.5
Loss on extinguishment of debt	(0.1)	—	(43.1)	—	(26.0)
Write-down of supplies inventory	—	—	—	(2.1)	—
Business transformation costs (5)	(0.8)	(0.9)	(1.5)	(1.4)	(0.2)
IT transformation costs (7)	(1.6)	—	(2.9)	—	(1.3)
Sales and use tax refund	—	—	—	2.5	—
Executive severance and transition costs	—	—	—	(0.5)	—
Loss on sale or disposal of assets, net (6)	(1.9)	—	(2.5)	—	(0.5)
Harrison melt impairment charges	—	—	—	(7.9)	—
TMS impairment charges	—	—	—	(0.3)	—
Loss on sale of consolidated subsidiary	—	(1.1)	—	(1.1)	—
Adjusted EBIT (3)	$(3.6)	$56.9	$116.6	$137.2	$69.5
Adjusted EBIT Margin (3)	(1.1%)	16.6%	10.8%	14.5%	16.7%
Adjusted EBITDA (4)	$10.8	$72.0	$160.3	$183.8	$84.2
Adjusted EBITDA Margin (4)	3.4%	20.9%	14.8%	19.5%	20.3%

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with strategic initiatives and organizational changes.

(6) For the three and nine months ended September 30, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service. For the three months ended June 30, 2022, the loss on sale or disposal of assets, net, primarily consisted of write-offs of aged assets removed from service.

(7) IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present net sales by end-market sector, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market sector, both on a gross basis and on a per ton basis, adjusted to exclude raw material and natural gas surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market sector, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-market sectors.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and natural gas surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended September 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	71.2	71.3	16.0	—	158.5

Net Sales	$130.0	$146.0	$36.0	$4.8	$316.8
Less: Surcharges	42.9	45.8	11.3	—	100.0
Base Sales	$87.1	$100.2	$24.7	$4.8	$216.8

Net Sales / Ton	$1,826	$2,048	$2,250	$—	$1,999
Surcharges / Ton	$603	$643	$706	$—	$631
Base Sales / Ton	$1,223	$1,405	$1,544	$—	$1,368

	Three Months Ended September 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	88.8	111.0	12.9	—	212.7

Net Sales	$133.5	$182.0	$20.4	$7.8	$343.7
Less: Surcharges	47.0	66.6	7.4	—	121.0
Base Sales	$86.5	$115.4	$13.0	$7.8	$222.7

Net Sales / Ton	$1,503	$1,640	$1,581	$—	$1,616
Surcharges / Ton	$529	$600	$573	$—	$569
Base Sales / Ton	$974	$1,040	$1,008	$—	$1,047

	Three Months Ended June 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	85.4	102.1	21.4	—	208.9

Net Sales	$152.9	$208.2	$46.3	$8.3	$415.7
Less: Surcharges	55.2	80.0	17.0	—	152.2
Base Sales	$97.7	$128.2	$29.3	$8.3	$263.5

Net Sales / Ton	$1,790	$2,039	$2,164	$—	$1,990
Surcharges / Ton	$646	$783	$795	$—	$729
Base Sales / Ton	$1,144	$1,256	$1,369	$—	$1,261

(Dollars in millions, tons in thousands)
	Nine Months Ended September 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	245.5	268.3	50.0	—	563.8

Net Sales	$427.0	$529.2	$107.3	$21.0	$1,084.5
Less: Surcharges	143.8	180.7	36.3	—	360.8
Base Sales	$283.2	$348.5	$71.0	$21.0	$723.7

Net Sales / Ton	$1,739	$1,972	$2,146	$—	$1,924
Surcharges /Ton	$585	$673	$726	$—	$640
Base Sales / Ton	$1,154	$1,299	$1,420	$—	$1,284

	Nine Months Ended September 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	285.9	307.3	27.1	—	620.3

Net Sales	$400.0	$480.3	$41.4	$22.9	$944.6
Less: Surcharges	121.5	156.9	14.1	—	292.5
Base Sales	$278.5	$323.4	$27.3	$22.9	$652.1

Net Sales / Ton	$1,399	$1,563	$1,528	$—	$1,523
Surcharges / Ton	$425	$511	$521	$—	$472
Base Sales / Ton	$974	$1,052	$1,007	$—	$1,051

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2022	June 30, 2022	December 31, 2021
Cash and cash equivalents	$262.5	$238.5	$259.6

Credit Agreement:
Maximum availability	$400.0	$400.0	$400.0
Suppressed availability(2)	(169.9)	(74.3)	(143.5)
Availability	230.1	325.7	256.5
Credit facility amount borrowed	—	—	—
Letter of credit obligations	(5.4)	(5.5)	(5.4)
Availability not borrowed	$224.7	$320.2	$251.1

Total liquidity(1)	$487.2	$558.7	$510.7

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2022, June 30, 2022 and December 31, 2021, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2021 3Q vs. 2022 3Q	2022 2Q vs. 2022 3Q
Beginning Adjusted EBITDA(1)	$72	$84
Volume	(9)	(19)
Price/Mix	35	6
Raw Material Spread	(33)	(31)
Manufacturing	(54)	(33)
Inventory Reserve	(3)	—
SG&A	5	6
Other	(2)	(2)
Ending Adjusted EBITDA(1)	$11	$11

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).